              FORM OF SUBSCRIPTION AGENCY AGREEMENT

                                               November    , 2001


EquiServe Trust Company, N.A.
Corporate Reorganization
P.O. Box 9573
Boston, MA 02205-9573


Attention of [                     ]


Ladies and Gentleman:

    Subscription Agency Agreement, dated as of November __, 2001, between ACM Income Fund, Inc. (the "Fund") and EquiServe Trust Company, N.A., a Massachusetts corporation (the "Agent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Fund's Prospectus dated November 16, 2001 (the "Prospectus"), a copy of which is attached hereto as Exhibit A.

    Section 1. The Rights Offering. The Fund is distributing to the holders of record of Shares of its common stock, par value $0.01 per share (the "Shares"), as of the close of business on November 12, 2001 (the "Record Date"), non-transferable rights (the "Rights") to acquire up to a total of 55,002,812 Shares at a price of $8.27 per share (the "Subscription Price") on the basis of one Right for each Share held of record on the Record Date. The subscription period will run from November 19, 2001 through December 14, 2001, unless the offer is extended by the Fund (the "Expiration Date"). The completed subscription form evidencing the exercise of the basic purchase right and/or the over-subscription privilege must be received by the Agent before 5:00 P.M., New York City time, on the Expiration Date. Payment equal to the amount of the Subscription Price times the number of Shares subscribed must be received by the Agent before the 5:00 P.M., New York City time on the Expiration Date.

    The Fund filed the Registration Statement, including the Prospectus, relating to the Rights and the Shares to be issued upon exercise of Rights with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, on October 5, 2001. Said Registration Statement became effective on November 16, 2001.

    The Rights may be exercised by delivering to the Agent a properly completed and executed subscription form, a form of which is attached hereto as Exhibit B.

    Section 2. The Rights. Three Rights entitle the holder to purchase one Share at the Subscription Price and to subscribe for additional over-subscription Shares at the same price.

    Basic purchase right. Three Rights entitle the holder to receive, upon payment of the Subscription price, one Share. Record date stockholders who receive fewer than three rights will be entitled to purchase one share of the Fund's common stock.

    Over-subscription privilege. Holders exercising their basic purchase rights in full are entitled to subscribe for additional over-subscription Shares up to a total of 13,750,703 Shares. If the rights offering is oversubscribed, the Fund may allocate those additional over-subscription Shares in accordance with the terms of the offering.

    Reference is made to the Prospectus for a complete description of the Rights.

    Section 3. Fractional Shares. No fractional share will be issued. Any fractional share to which holders of Rights would otherwise be entitled will be rounded down to the nearest whole share.

    Section 4.  Appointment of Agent.

         (a) The Fund hereby appoints you as Agent for the Rights Offering. In connection with your appointment as Agent, the Fund has also appointed you as Transfer Agent and as Registrar of the Company for the Rights and the Shares to be issued upon exercise of Rights, and to act as is customary in such capacities.

         (b) You hereby confirm that you mailed by first class mail on November __, 2001 to each record holder of Shares on the Record Date (1) a copy of the Prospectus and Subscription
Certificate and (2) a return envelope addressed to the Agent.

    Section 5. Duties of the Agent. As Agent you are authorized and directed to:

         (a) mail promptly by first class mail the Prospectus and Subscription Certificate to each person who submits a request to you before the Expiration Date;

         (b) accept subscriptions upon the exercise of Rights in accordance with the terms of the Prospectus and the Instructions to the form of Subscription Certificate up to 5:00 P.M., New York
City time, on the Expiration Date;

         (c) accept subscriptions, without further authorization from the Fund, without procuring supporting legal papers or other proof of authority to sign (including proof of appointment of a fiduciary or other person acting in a representative capacity):

              (i) where the Shares are registered in the name of a fiduciary, the subscription form is executed by such fiduciary, and the Shares are to be issued in the name of the registered owner of the Shares as of the Record Date;

              (ii)    where the Shares are in the name of a
corporation and the subscription form is executed by an officer thereof, and the Ordinary Shares are to be issued in the name of such corporation; or

              (iii) where the Shares are registered in the name of a decedent and the subscription is executed by a subscriber purporting to act as the decedent's executor or administrator, the Shares are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder; and

              (iv)    in each of the cased under (i), (ii) and
(iii), there is no evidence indicating that the subscriber is not the duly authorized representative that she purports to be;

         (d) accept subscriptions executed, as agent for the subscriber, by a firm having membership on a national securities exchange or by a bank or trust company having an office or a correspondent in the United States;

         (e) accept full payment for the total number of shares subscribed for prior to 5:00 P.M., New York City time, on the Expiration Date; and

         (f) refer to the Fund for specific instructions as to acceptance or rejection of subscriptions received after the Expiration Date, subscriptions not authorized to be accepted pursuant to paragraph (b), (c) or (d) above, and subscriptions otherwise failing to comply with the requirements of the Prospectus and the Instructions to the form of Subscription Certificate.

         (g)  Upon acceptance of subscriptions, the Agent shall;

              (i) hold in trust for the Fund, until 5:00 P.M., New York City time, on the Expiration Date, in an interest bearing account consisting of instruments which accrue interest at the prevailing federal funds rate, all funds collected in payment of subscriptions;

              (ii) by no later than [12:00 P.M.], New York City time, on the Expiration Date, transfer the funds to the Fund's current account with [EquiServe Trust Company, N.A.], Account #[_________] unless for any reason the rights offering is terminated, in which case the Agent shall refund to subscribers without interest all funds collected and refund to the Fund all interest accrued on subscription funds;

              (iii)   advise the Fund daily by telecopy and
confirmed by letter as to the total number of Shares subscribed for and the amount of funds received (identified in accordance with (i) above), deposited, available or transferred in accordance with (i) above, with cumulative totals;

              (iv)    as promptly as possible following the
Expiration Date, advise the Fund in accordance with (ii) above of the number of Shares subscribed and the number of Shares unsubscribed; and

              (v) on the Expiration Date issue certificates as Transfer Agent and Registrar for Shares subscribed for, countersigned with the signature of the Agent, registered in the names specified by the subscribers, and mail or deliver such certificates as instructed by the subscribers as soon as practicable in accordance with the rules of the NASD, after collection of remittance for subscriptions.

    Section 6. Agent Compensation. The Fund agrees that it will pay to the Agent a fee for its services of approximately $15,000 to act as Agent. The Fund further agrees that it will reimburse the Agent for its necessary and reasonable out-of-pocket expenses incurred in the performance of its duties related to the offer.

    Section 7. Confidential Information. The Agent acknowledges the confidential and proprietary nature of the Fund's shareholder records and information related thereto which it may receive pursuant to the exercise of its duties under this Agreement. The Agent agrees that it shall maintain the confidentiality thereof and, except as necessary to fulfill any duty under this Agreement, shall not disclose the contents or nature thereof without the express prior written authorization of any two of the following persons: [Edmund P. Bergan, Jr., Domenick Pugliese, Vincent S. Noto and Phyllis Clark].

    Section 8. Instructions. The Agent will be entitled to rely upon any instructions or directions furnished to it in writing by any officer of the Fund, and will be entitled to treat as genuine, and as the document purports to be, any letter or other document furnished to it by any officer of the Fund.

    Section 9. Indemnification. The Fund further agrees that the Fund will indemnify, protect and hold harmless the Agent from any and all liability, cost or expense resulting from any act, omission, delay or refusal, made by it in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instructions or other instrument or document believed by it in good faith to have been duly authorized, and in delaying or refusing in good faith to accept any subscription. The Agent shall, in issuing and registering Shares as Transfer Agent and Registrar pursuant to duly exercised Rights, be liable for and shall indemnify and hold the Fund harmless from any and all liability, cost or expense as a result of or arising out of its own negligence or bad faith or that of its agents, servants or employees.

    Section 10. Amendments. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed and delivered by each of the Fund and the Agent.

    Section 11. Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

    Section 12. Counterparts. This Agreement may be executed by the parties hereto on separate counterparts, which counterparts taken together will be deemed to constitute one and the same instrument.

    If the foregoing is acceptable to you, please indicate your acceptance of your appointment as Agent upon the terms set forth above by signing and return to us one copy of this Agreement.


                                 Very truly yours,

                                 ACM Income Fund, Inc.



                                 By: __________________________
                                 Name: ________________________
                                 Title: _______________________

Accepted and agreed to as of
the [__] day of November, 2001

EQUISERVE TRUST COMPANY, N.A.



By:_______________________
Name:_____________________
Title:____________________




























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